EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-120695) pertaining to the Silgan Holdings Inc. 2004 Stock Incentive Plan,
(2)Registration Statement (Form S-8 No. 333-204820) pertaining to the Silgan Holdings Inc. Amended and Restated 2004 Stock Incentive Plan, and
(3)Registration Statement (Form S-8 No. 333-272264) pertaining to the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan;
of our reports dated February 27, 2025, with respect to the consolidated financial statements and schedule of Silgan Holdings Inc., and the effectiveness of internal control over financial reporting of Silgan Holdings Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2024.
/s/ Ernst & Young LLP
Stamford, Connecticut
February 27, 2025